Exhibit 99

National Fuel
Philip C. Ackerman Chairman and Chief Executive Officer

December 28, 2007

Fellow Shareholders:

I am writing to inform you that a dissident shareholder group headed by the hedge fund New Mountain Vantage Advisors, LLC (New Mountain) has indicated that it intends to mount a proxy challenge at this year’s annual meeting and to seek the election of three of its representatives to your Company’s Board of Directors. New Mountain’s nominees would replace current directors Robert Brady, Rolland Kidder and John Riordan – who collectively share more than 25 years of service and experience on your Board – with outsiders who, we believe, lack the necessary experience and expertise and the personal commitment to your Company that characterize our incumbent directors. As we understand their intentions, New Mountain’s nominees would then seek to influence the strategic direction of our Company. We have met with New Mountain on a number of occasions and have carefully considered their strategic proposals. After a thorough analysis, we fundamentally disagree with their recommendations, and we are convinced that implementing their suggestions would certainly not be in the best interests of all of the National Fuel shareholders.

Assuming that New Mountain moves forward with their proxy challenge, you will be receiving information from both National Fuel and New Mountain, in writing and perhaps by telephone, on multiple occasions. We regret the inconvenience that this may cause you. At the same time, it is vital that we take every possible step to ensure that each of our shareholders, regardless of the size of his or her shareholdings, understands the issues and that the future of our Company is at stake. It is, therefore, critically important that you and all of our shareholders support the Company. In order to ensure that your vote would be cast in support of your Board, you would have to vote the WHITE NATIONAL FUEL PROXY CARD ONLY. The white proxy card, or cards, you will be receiving from the Company will be clearly identified as such and you will receive additional mailings from us to explain this process and how you could ensure that the vote you cast is in support of the Company.

We are very proud of our record for the past 10 years of providing our shareholders with returns that are more than double that of the S&P 500. All of our shareholders can have confidence in the way National Fuel Gas Company is run by its Board of Directors and Management Team. Our Leadership Team consists of experts with deep industry experience, sharp technical skills in all the particular aspects of our business and an unparalleled commitment to your Company’s shareholders. Our time-tested strategy for successfully managing and developing our assets has consistently delivered superior returns to our shareholders, and we will continue to pursue growth in shareholder value. We believe that this strategy is directly related to your Company’s superior shareholder returns, which include a record of paying dividends for the last 105 consecutive years and consecutive annual dividend increases for the last 37 years.

Again, we regret any inconvenience that New Mountain’s proxy challenge may cause you. We will not allow the actions of New Mountain to distract us from our mission, which is operating this Company for the benefit of ALL of our shareholders.

Sincerely,
/s/ Phil Ackerman
Phil Ackerman

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a preliminary proxy statement and will be filing a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission (“SEC”).  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING.  Investors may contact Morrow & Co., LLC, National Fuel Gas Company’s proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com.  Investors may also obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC’s website at http://www.sec.gov.  Free copies of National Fuel Gas Company’s SEC filings are also available on National Fuel Gas Company’s website at http://www.nationalfuelgas.com.  These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company’s stockholders with respect to the matters considered at National Fuel Gas Company’s 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the preliminary proxy statement on Schedule 14A filed with the SEC on December 17, 2007, and on National Fuel Gas Company’s website at http://www.nationalfuelgas.com.  Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company’s 2008 Annual Meeting.